AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

September 9, 2011

Untied States Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: SRKP 5, Inc.

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K, dated September 9, 2011, of Protea Biosciences Group, Inc. (formerly known as SRKP 5, Inc. and hereinafter referred to as the "Company"), regarding the recent change of auditors.  We agree with such statement made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

AJ. Robbins, P.C.

By	/s/ Craig Stegeman
Craig Stegeman, CPA